Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

GE Funds

We consent to the use of our report, dated November 24, 2010, with respect to the statements of assets and liabilities of the GE U.S. Equity Fund, GE Core Value Equity Fund, GE Premier Growth Equity Fund, GE Small-Cap Equity Fund, GE Global Equity Fund, GE International Equity Fund, GE Total Return Fund, GE Government Securities Fund, GE Short-Term Government Securities Fund, GE Tax-Exempt Fund, GE Fixed Income Fund, and GE Money Market Fund, each a series of GE Funds, as of September 30, 2010, and the related statements of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years or periods in the five-year period then ended, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accountants” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

January 28, 2011